EXHIBIT 99.1

Investor and Analyst Contact:	Media Contact:
Jeffrey S. Beyersdorfer	Gary Hanson
(602) 286-1530	(602) 286-1777

WESTERN REFINING ANNOUNCES FILING OF REGISTRATION STATEMENT TO EXCHANGE EXISTING 6.25% SENIOR NOTES DUE 2021

EL PASO, Texas – June 14, 2013 – Western Refining, Inc. (NYSE: WNR) and certain of its subsidiaries today filed a registration statement on Form S-4 with the Securities and Exchange Commission to exchange new 6.25% Senior Notes due 2021 registered under the Securities Act of 1933 for a like principal amount of existing 6.25% Senior Notes due 2021, pursuant to the terms of the registration rights agreement entered into when the existing 6.25% Senior Notes due 2021 were sold on March 25, 2013.

Western Refining will not receive any proceeds or incur additional indebtedness as a result of this exchange offer. The registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

Copies of the prospectus are available from Western Refining’s Investor Relations department.

About Western Refining
Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. Western operates refineries in El Paso, and Gallup, New Mexico. Western’s asset portfolio also includes stand alone refined products terminals in Albuquerque and Bloomfield, New Mexico; asphalt terminals in Phoenix and Tucson, Arizona, Albuquerque, and El Paso; retail service stations and convenience stores in Arizona, Colorado, New Mexico and Texas; a fleet of crude oil and finished product truck transports; and wholesale petroleum products operations in Arizona, California, Colorado, Georgia, Maryland, Nevada, New Mexico, Texas, and Virginia.